Sharps Compliance Corp. Announces Results for
                       Third Quarter of Fiscal Year 2008

      - Awarded second top ten pharmaceutical manufacturer program

      - Wins exclusive contract with national pharmacy chain and home healthcare company

      - Expands into Canada with retail and restaurant business

      HOUSTON, May 15 /PRNewswire-FirstCall/ -- Sharps Compliance Corp. (OTC Bulletin Board: SCOM) ("Sharps" or the "Company"), a leading provider of cost-effective disposal solutions for small quantity generators of medical waste, today provided an update on its new contract awards and reported its financial results for the fiscal 2008 third quarter which ended March 31, 2008. Revenue was $2.9 million in the third quarter of fiscal 2008 which was essentially flat compared with the same period of the prior fiscal year.

      Customer billings of $3.0 million for the fiscal 2008 third quarter were also flat compared with the prior fiscal year's third quarter billings. Year-over-year, growth in billings from the healthcare, professional and commercial markets were offset by decreased billings primarily in the hospitality and pharmaceutical sectors, as the first year of the Company's contract with its first pharmaceutical manufacturer was completed.

      Dr. Burton J. Kunik, Chairman, Chief Executive Officer and President of Sharps Compliance, commented, "Although billings and sales were relatively flat in the third quarter, which is historically our slowest quarter, we made significant progress on a number of other fronts. Many of the opportunities we have been pursuing are now coming to fruition. We gained traction from the successful execution of our first Patient Support Program for a top ten pharmaceutical customer by providing our Sharps Disposal by Mail System(R) direct to its patients. We are very pleased to announce that we were awarded a Patient Support Program by a second top ten pharmaceutical manufacturer similar to our existing program. We expect the program to be launched by the end of the calendar year 2008. We have also entered into an exclusive agreement with a nationwide pharmacy chain to provide a wide range of our products and services. Our pipeline is full, and we expect the activity to enhance our growth in fiscal year 2009."

      Increasing Market Penetration

      Recently Awarded Second Pharmaceutical Manufacturer Patient Support Program The Company was recently awarded its second major program with a globally-recognized, industry-leading pharmaceutical manufacturer. The details of the contract are expected to be finalized by June 30, 2008 with an anticipated initial launch of the program in the second half of calendar year 2008.

      The Patient Support Program is expected to include the direct fulfillment of the Sharps Disposal By Mail System(R) to the pharmaceutical manufacturers' patients, who will use the product to provide a convenient means of disposal for their self-injecting patients. Sharp's proprietary SharpsTracer(TM) system is used to track the return of the Sharps Disposal By Mail System(R) by the patient to the treatment facility, where the package is scanned and weighed prior to destruction. This data, managed in Sharps' proprietary SharpsTracer(TM) system, is electronically transmitted to the pharmaceutical manufacturer which assists them in monitoring drug usage and provides a touch point for individual patient follow-up.

      The Company believes its successful experience fulfilling products and services for its first contract with a top ten pharmaceutical manufacturer, as well as its fully-integrated capabilities, were differentiating factors leading to the award of this second program.

      Additional Pharmaceutical Manufacturer Opportunities In addition to the award of the second Patient Support Program, the Company is in discussions with several other nationally-recognized pharmaceutical manufacturers regarding the implementation of similar Patient Support Programs. The Company is also currently in discussions with its existing top ten pharmaceutical manufacturing customer regarding the renewal and expansion of its current Patient Support Program.

      National Pharmacy Chain and Home Healthcare Company Contract Sharps recently entered into an exclusive contract with one of the leading national pharmacy chains with over 6,000 locations, to sell its Sharps Disposal By Mail Systems(R), Biohazard Spill Clean-Up Kits, Asset Return System and Pitch-it(TM) IV poles. The products are expected to be utilized not only by the customer's in-store immunizing pharmacists, but also its home healthcare, specialty and mail order pharmacy divisions. The Company expects to see orders from the customer beginning in the fourth fiscal quarter ending June 30, 2008. The two-year contract includes provisions for automatic annual renewals.

      Canadian Expansion

      Sharps recently expanded into Canada with the initial sales of its Sharps Disposal By Mail System(R) and Sharps Secure(R) Needle Disposal System to a retail and restaurant chain with nationwide locations. In order to facilitate the disposal of returned products and in accordance with Canadian regulations, the Company entered into an agreement with a Canadian treatment facility permitted to dispose of medical waste in-country. Strategically, this opportunity affords the Company the opportunity to expand its North American presence without losing the focus of its resources on the many prospects in its U.S. pipeline.

      Biohazard Spill Clean-Up Kits

      The Company recently received two orders for its Biohazard Spill Clean-Up Kits that will be used by a national fast food chain, with over 13,000 locations in the country, as well as a major auto parts chain. The combined value of the initial orders is approximately $250,000 with shipment expected to be completed in the quarter ending June 30, 2008. The Company believes that re-order of the Biohazard Spill Clean-Up Kits for the national fast food chain could generate over $500,000 in annual billings.

      Sharps' Biohazard Spill Clean-Up Kit and Disposal System is a leading solution for easily and safely removing and disposing of blood and other bodily fluids. The spill-kits are currently sold through multiple channels including a major distributor to the hospitality market.

      Update on California Senate Bill 1305 and Other Municipal Programs California Senate Bill 1305 requires the proper disposal of home-generated sharps waste (syringes, needles, lancets, etc.) beginning September 1, 2008, and acknowledges mail-back programs as one of the most convenient alternatives for the collection and destruction of home-generated sharps. The law is designed to protect the general public and workers from potential exposure to contagious diseases as well as health and safety risks when improperly disposed biohazard waste enters the public waste stream.

      The Company's Sharps Disposal By Mail System(R) has been implemented as an integral part of the municipal waste programs of nineteen (19) cities and municipalities, sixteen (16) of which are in California, with eight (8) more municipal programs expected to be rolled out by June 30, 2008, and several others in the discussion and planning stages. Patients in participating municipalities receive a Sharps Disposal By Mail System(R) at local participating pharmacies by showing proof of residency.

      In additional to the municipal programs, the California legislation is having a positive impact on sales opportunities in virtually all markets, particularly pharmaceutical manufacturing and hospitality where the value proposition of the Sharps Disposal By Mail Systems(R) is viewed as an integral component to compliance with the state law.


      Third Quarter Operating Performance

      For the three-month period ended March 31, 2008, gross margin was 39.0%, down from 41.9% in the third quarter of fiscal 2007. The reduction in gross margin was a result of increased costs, product and customer mix. Gross margin is expected to be about 42% for fiscal year 2008, ending June 30, 2008.

      Selling, general and administrative (SG&A) expenses were $1.2 million in the third quarter of fiscal 2008 compared with $953 thousand in the same period of the prior year and $1.2 million in the second quarter of fiscal 2008. The year-over-year increase in SG&A expense was a result of higher sales and marketing expenses, facilities rent expense, as well as expenses related to investor relations activities. SG&A is expected to be approximately $4.6 million for fiscal year 2008, exclusive of any non-cash stock-based compensation expense (SFAS 123R).

      For the three months ended March 31, 2008, net loss was $84 thousand, or $0.01 per diluted share, compared with net income of $82 thousand, or $0.01 per diluted share, in the third quarter of fiscal 2007.

      Nine-Month Review

      For the nine-month period ended March 31, 2008, revenue was $10.1 million, an 11% increase compared with revenue of $9.1 million in the first nine months of fiscal 2007. Customer billings for the same period were $10.4 million in fiscal 2008 and $9.3 million in fiscal 2007, an increase of 12%. The Company expects customer billing of approximately $14 million for fiscal year 2008, an increase of 14% over the prior fiscal year.

      Gross margin for the first nine months of fiscal 2008 was 41.5% compared with 42.7% for the same period of the prior year due to product mix. SG&A for the first nine months of fiscal 2008 was $3.5 million compared with $2.8 million in the same period of the prior fiscal year. Higher sales and marketing expenses, non-cash stock-based compensation expense, recruiting fees, facilities rent expenses and expenses related to investor relations activities contributed to the increase.

      For the nine month period ended March 31, 2008, net income was $538 thousand, or $0.04 per share, a decrease compared with net income of $795 thousand, or $0.07 per diluted share, in the first nine months of fiscal 2007. Diluted earnings per share were adversely affected by a significant increase in the diluted shares outstanding as a result of stock options exercised.

      Liquidity and Balance Sheet Strength

      Cash and cash equivalents were $2.2 million at March 31, 2008, down from $2.7 million at December 31, 2007 and up from $2.1 million at June 30, 2007. The reduction in cash from year end was due primarily to the purchase of the disposal facility in Carthage, Texas during the quarter ended March 31, 2008. At March 31, 2008, stockholders' equity and total assets were $3.3 million and $5.6 million, respectively, up from $2.2 million and $4.7 million at June 30, 2007, respectively. Although, Sharps maintains a $2.5 million line of credit with JPMorgan Chase, no amounts were outstanding at March 31, 2008. The line of credit is available to finance working capital, expansion and/or potential acquisition opportunities.

      Outlook

      Dr. Kunik concluded, "We expect a number of our recent sales wins to contribute to billings growth in fiscal year 2009. Our top-line should also grow appreciably as we implement programs and opportunities in the sales pipeline. We have continued to upgrade our sales and marketing team with the addition of key personnel who bring expertise in the facilitation and negotiation of the larger, nationwide deals that we have been pursuing. And, we have been measurably expanding our operational management and infrastructure to effectively respond to the anticipated increase in demand for our products and services.

      "From a longer term perspective, we are actively supporting legislation efforts on the local, state and national levels mandating the safe disposal of sharps waste. We are engaged in discussion with several national insurance companies regarding the potential reimbursement of our mail-back product. This would be another significant step in the recognition and education of the public in the importance of the proper disposal of used syringes."

      Third Quarter 2008 Webcast and Conference Call

      The Company will host a teleconference today beginning at 3:00 p.m. Eastern Time. During the teleconference, Dr. Burton J. Kunik, Chairman, Chief Executive Officer and President, and David P. Tusa, Executive Vice President and Chief Financial Officer, will review the financial and operating results for the period and discuss Sharps' corporate strategy and outlook. A question-and-answer session will follow.

      The Sharps conference call may be accessed the following ways:

      -- The live webcast may be found at http://www.sharpsinc.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software. Webcast listeners will have the opportunity to submit questions to the speakers (verbal or via e-mail). Select questions will be summarized and addressed during the question-and-answer portion of the call.

      -- The teleconference may also be accessed by dialing (201) 689-8560 and requesting conference ID number 284628 approximately 5 - 10 minutes prior to the call.


      To listen to the archived call:

      -- The archived webcast will be at http://www.sharpsinc.com. A transcript will also be posted once available.

      -- A replay may also be heard by calling (201) 612-7415, and entering account number 3055 and conference ID number 284628.


      The telephonic replay will be available from 6:00 p.m. Eastern Time the day of the teleconference until 11:59 p.m. Eastern Time on May 22, 2008.

      About Sharps Compliance Corp.

      Headquartered in Houston, Texas, Sharps Compliance is a leading provider of cost-effective disposal solutions for small quantity generators of medical waste. The Company's flagship product, the Sharps Disposal by Mail System(R), is a cost-effective and easy-to-use solution to dispose of medical waste such as hypodermic needles, lancets and any other medical device or objects used to puncture or lacerate the skin (referred to as "sharps"). The Company also offers a number of products specifically designed for the home healthcare market. Sharps Compliance focuses on targeted growth markets such as the pharmaceutical, retail, healthcare, commercial, professional and hospitality markets, as well as serving a variety of additional markets. Sharps is a leading proponent and participant in the development of public awareness and solutions for the safe disposal of needles, syringes and other sharps in the community setting.

      As a fully integrated manufacturer providing customer solutions and services, Sharps Compliance's solid business model, with strong margins and significant operating leverage, and early penetration into emerging markets, uniquely positions the company for strong future growth.

      More information on Sharps Compliance can be found on its website at: http://www.sharpsinc.com.

      Safe Harbor Statement

      The information made available in this press release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate", "expect", "plan", "anticipate", "believe", "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-KSB, quarterly reports on Form 10-QSB and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

     For more information contact:         - OR -
     David P. Tusa                         Tammy Poblete
     Executive Vice President,             Kei Advisors LLC
     Chief Financial Officer &             Investor Relations
     Business Development
     Phone: (713) 660-3514                 Phone: (716) 843-3853
     Email: dtusa@sharpsinc.com            Email: tpoblete@keiadvisors.com

                            FINANCIAL TABLES FOLLOW.

                    SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
               Condensed Consolidated Statements of Income (Loss)
                                   (unaudited)

                  Three-Months Ended             Nine-Months Ended
                       March 31,                      March 31,
                                          %                              %
                   2008        2007     Change    2008       2007      Change
               (Unaudited) (Unaudited)        (Unaudited) (Unaudited)

    Revenue    $2,927,700  $2,893,651    1.2% $10,069,614 $9,066,312   11.1%

      Cost of
       revenue  1,786,892   1,681,437    6.3%   5,890,095  5,194,825   13.4%
      Gross
       profit   1,140,808   1,212,214   (5.9%)  4,179,519  3,871,487    8.0%
        Gross
         margin     39.0%       41.9%   (7.0%)      41.5%      42.7%   (2.8%)
      SG&A
       expense  1,174,449     952,608   23.3%   3,514,876  2,831,152   24.2%
      Special
       charge           -     138,000 (100.0%)          -    138,000 (100.0%)
      Depreciation
       and
       amortiz-
       ation       69,684      52,313   33.2%     193,301    142,002   36.1%

    Operating
     income
     (loss)      (103,325)     69,293 (249.1%)    471,342    760,333  (38.0%)
        Operating
         margin     (3.5%)       2.4% (247.4%)       4.7%       8.4%  (44.2%)
      Other
       income      21,065      15,811              73,461     55,601

    Net income
     (loss)
     before
     income
     taxes        (82,260)    $85,104 (196.7%)   $544,803   $815,934  (33.2%)
    Income
     taxes         (1,329)     (3,134)             (6,884)   (21,180)
    Net income
     (loss)       (83,589)    $81,970 (202.0%)   $537,919   $794,754  (32.3%)

    Net income
     (loss)
     per share
      Basic         (0.01)      $0.01               $0.04      $0.07
      Diluted       (0.01)      $0.01               $0.04      $0.07

    Weighted
     Average
     Shares
     Outstanding
      Basic    12,478,315  11,552,360          12,231,333 10,918,402
      Diluted  12,478,315  13,395,644          13,515,878 11,971,720

                    SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
                      Condensed Consolidated Balance Sheet

                                                 3/31/2008         6/30/2007
                                                (Unaudited)
    ASSETS:
    Current assets:
      Cash and cash equivalents                 $2,212,359        $2,134,152
      Restricted cash                               10,010            10,010
      Accounts receivable, net                   1,261,729         1,330,731
      Inventory                                    529,995           364,005
      Prepaid and other assets                     206,947           186,101
        Total current assets                     4,221,040         4,024,999
    Property and equipment, net                  1,206,300           590,567
    Intangible assets, net                         125,570            75,002
        Total assets                            $5,552,910        $4,690,568

    LIABILITIES AND STOCKHOLDERS' EQUITY:
    Current liabilities:
      Accounts payable                            $490,449          $557,302
      Accrued liabilities                          222,451           613,851
      Current portion of deferred revenue        1,040,338           883,678
      Current maturities of capital lease
       obligations                                       -             1,809
        Total current liabilities                1,753,238         2,056,640
    Long-term deferred revenue                     524,462           392,803
    Other                                                -            72,000
        Total liabilities                        2,277,700         2,521,443
    Stockholders' Equity:
      Total stockholders' equity                 3,275,210         2,169,125
        Total liabilities and stockholders'
         equity                                 $5,552,910        $4,690,568

                    SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
              Supplemental Customer Billing and Revenue Information
                                   (unaudited)

                                        Three-Months Ended March 31,
                                          2008     %Total     2007     %Change
    BILLINGS BY MARKET:
      Health Care                      $1,734,401   57.7%  $1,650,912    5.1%
      Pharmaceutical                      413,296   13.7%     450,678   (8.3%)
      Hospitality                         244,377    8.1%     330,403  (26.0%)
      Professional                        190,433    6.3%     157,706   20.8%
      Commercial                          136,796    4.5%     100,882   35.6%
      ProTec                              106,920    3.6%      93,424   14.4%
      Agriculture                          96,848    3.2%      98,073   (1.2%)
      Retail                               43,951    1.5%      49,413  (11.1%)
      Other                                22,863    0.8%      23,056   (0.8%)
      Government                           17,759    0.6%      43,158  (58.9%)
        Subtotal                        3,007,644  100.0%   2,997,705    0.3%
      GAAP Adjustment *                   (79,944)           (104,054) (23.2%)
        Revenue Reported                2,927,700           2,893,651    1.2%


                                        Nine-Months Ended March 31,
                                          2008     %Total     2007     %Change
    BILLINGS BY MARKET:
      Health Care                      $5,629,418   54.2%  $5,367,774    4.9%
      Pharmaceutical                      869,579    8.4%     507,611   71.3%
      Hospitality                         914,391    8.8%     638,320   43.2%
      Professional                        529,934    5.1%     432,758   22.5%
      Commercial                          413,044    4.0%     417,736   (1.1%)
      ProTec                              348,443    3.4%     311,497   11.9%
      Agriculture                         363,846    3.5%     439,978  (17.3%)
      Retail                            1,044,502   10.1%     921,265   13.4%
      Other                               107,136    1.0%     103,888    3.1%
      Government                          158,910    1.5%     148,324    7.1%
        Subtotal                       10,379,203  100.0%   9,289,151   11.7%
      GAAP Adjustment *                  (309,589)           (222,839)  38.9%
        Revenue Reported               10,069,614           9,066,312   11.1%

    * Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect,
      (i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company's balance sheet as deferred revenue.

SOURCE  Sharps Compliance Corp.